Exhibit 3.3
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
NATIONAL HEALTH INVESTORS, INC.
NATIONAL HEALTH INVESTORS, INC., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that its Articles of Incorporation are hereby amended as follows:
1.    Section 7.1 shall be deleted in its entirety and is hereby replaced with the following new Section 7.1:
7.1     The total number of shares of stock of all classes which the Corporation has authority to issue is fifty million (50,000,000) shares, each share having a par value of $.01, of which forty million (40,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock. The Board of Directors may issue the Preferred Stock in such one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.
2.    Article IX shall be deleted in its entirety and is hereby replaced with the following new Article IX:
Ninth. LIMITATIONS ON OWNERSHIP
Section 9.1    Definitions. For purposes of this Article IX, the following terms shall have the following meanings:
“Beneficial Ownership” shall mean ownership of shares of Equity Stock by a Person who is an actual owner, for federal income tax purposes, of such shares of Equity Stock or who is treated as an owner of such shares of Equity Stock under Section 542(a)(2) of the Code either directly, indirectly, or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.
“Charitable Beneficiary” shall mean a beneficiary of the Trust as determined pursuant to Section 9.13 of this Article IX.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Effective Date” shall mean the date as of which these Articles of Amendment are filed with the Secretary of State of the State of Maryland.
“Equity Stock” shall mean stock that is either Common Stock or Preferred Stock.
“Excepted Holder” shall mean any Person designated as such by the Board of Directors pursuant to Section 9.11; provided, however, a Person shall cease to be an Excepted Holder upon the occurrence of any events as set forth in the Excepted Holder Agreement between the Excepted Holder and the Corporation.
“Excepted Holder Agreement” shall mean the agreement between an Excepted Holder and the Corporation as required under Section 9.11.
“Excess Stock” shall mean the shares of Common Stock and/or Preferred Stock referred to in Section 9.3 that would be Beneficially Owned by a Person in excess of the applicable Ownership Limit or that would cause the Corporation to be “closely held” with the meaning of Section 856(h) of the Code.

“Knowledge” shall mean the current conscious awareness of the individuals serving on Board of Directors.
“Market Price” as to any date shall mean the average of the last sales price reported on the New York Stock Exchange, Inc. (“NYSE”) of Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the average of the last reported sales price of the Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors.
“Ownership Limit” shall mean the lesser of (y) 9.9% of the aggregate number of the outstanding shares of Common Stock of the Corporation or (z) 9.9% of the value of the outstanding shares of Common Stock of the Corporation and, after any adjustment as set forth in Section 9.9, shall mean such percentage as so adjusted; PROVIDED, HOWEVER, at any time there is one or more Excepted Holders, then (a) the Ownership Limit applicable to each Excepted Holder shall be as set forth in the Excepted Holder Agreement between such Excepted Holder and the Corporation and (b) the Ownership Limit applicable to each Person who is not an Excepted Holder shall be the percentage of the aggregate number or value of the outstanding shares of Common Stock of the Corporation determined by dividing (y) fifty percent (50%) less the aggregate percentage Ownership Limit of all Excepted Holders by (z) five (5) less the number of Excepted Holders. For the avoidance of doubt, the formula for calculating the percentage in clause (b) of the preceding sentence is as follows:
50% - (Aggregate Percentage Ownership Limit of all Excepted Holders)
5 - (Number of Excepted Holders)

For purposes of calculating the “Aggregate Percentage Ownership Limit” of all Excepted Holders, no shares of Equity Stock shall be double counted, and any shares considered to be Beneficially Owned by more than one Person shall be deemed to be owned by the Person with the highest percentage of Beneficial Ownership. If the resulting Beneficial Ownership for Persons who are otherwise Excepted Holders shall fall below 9.9% after applying the preceding sentence, then such Excepted Holder shall not be counted in the denominator of the calculation; provided, however, if the resulting Beneficial Ownership is greater than the Ownership Limit calculated by not including such Excepted Holder in the denominator, then the Ownership Limit shall be recalculated by including such Excepted Holder in the denominator.
The Corporation may, in articles supplementary, determine a limit on the ownership of one or more classes or series of its Preferred Stock (the “Preferred Stock Limit”). From and after such determination, references to the Ownership Limit herein will include the Preferred Stock Limit, as applicable. The number and value of shares of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of the Common Stock and/or Preferred Stock for a period of 30 days following the purchase by such underwriter of shares of the Common Stock and/or Preferred Stock.
“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock as described below in Section 9.3, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had not been void under Section 9.2.
“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock as described below in Section 9.3, the record holder of the Equity Stock if such Transfer had not been void under Section 9.2.
“Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.
“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.
“Trust” shall mean the trust created pursuant to Section 9.13.
“Trustee” shall mean the Person that is appointed by the Board of Directors pursuant to Section 9.13 to serve as trustee of the Trust, and any successor thereto.
Section 9.1    Ownership Limitation
9.2.1    From the Effective Date and prior to the Restriction Termination Date, no Person shall Beneficially Own shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit.
9.2.2    From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Common Stock and/or Preferred Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.
9.2.3    From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock and/or Preferred Stock being Beneficially Owned by less than one hundred (100) Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by the transferee and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.
9.2.4    From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of the shares of Common Stock and/or Preferred Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.
9.3    Excess Stock. If, notwithstanding the other provisions contained in this Article IX, at any time after the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own Common Stock and/or Preferred Stock in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 9.11, such shares of Common Stock and/or Preferred Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article IX. Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.
9.3.2    If, notwithstanding the other provisions contained in this Article IX, at any time after the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Common Stock and/or Preferred Stock being Transferred which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article IX. Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.
9.3.3    Any shares of Equity Stock that were not Excess Stock prior to the Effective Date but which are converted into Excess Stock as a result of the effectiveness of these Amended Articles, such Equity Stock shall be considered Excess Stock as of the Effective Date and not before.
Section 9.4    Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 9.2 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any shares of stock of the Corporation in violation of Section 9.2, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs Subsection 9.2.2 and 9.2.4 shall automatically result in the conversion and treatment described in Section 9.3, irrespective of any action (or non-action) by the Board of Directors.
Section 9.5    Notice to Corporation. Any Person who acquires or attempts to acquire shares in violation of Section 9.2, or any Person who is or attempts to become a transferee such that Excess Stock results under Section 9.3, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.
Section 9.6    Information for Corporation. From the Effective Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner of Common Stock and/or Preferred Stock and each Person (including the stockholder of record) who is holding Common Stock and/or Preferred Stock for a Beneficial Owner shall upon demand provide in writing to the Corporation any information with respect to the direct, indirect and constructive ownership of Equity Stock of the Corporation as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
Section 9.7    Other Action by Board. Subject to the provisions of Section 9.18, nothing contained in this Article IX shall limit the authority of the Board of Directors (and such authority is hereby granted) to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.
Section 9.8    Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition contained in Section 9.1, the Board of

Directors shall have the power to determine the application of the provisions of this Article IX with respect to any situation based on the facts known to it.
Section 9.9    Increase in Ownership Limit. Subject to the limitations provided in Section 9.10, the Board of Directors may from time to time increase or decrease the Ownership Limit.
Section 9.10    Limitations on Changes in Ownership Limit. The Ownership Limit for a class or series of Equity Stock may not be increased if, after giving effect to such increase, five or fewer Beneficial Owners of Equity Stock would Beneficially Own, in the aggregate, more than 50.0% in value of the outstanding shares of Equity Stock.
9.10.2    Prior to any modification of the Ownership Limit pursuant to Section 9.9, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.
Section 9.11    Exemptions by Board. The Board of Directors may, in its sole discretion, waive the Ownership Limit with respect to any particular Person (an “Excepted Holder”) if (i) evidence is presented that is satisfactory to the Board of Directors, in its sole discretion, and to the Corporation’s tax counsel that the changes in ownership pursuant to such waiver will not cause the Corporation to fail to qualify as a REIT and are not reasonably likely to cause the Corporation to fail to qualify as a REIT in the future, (ii) the Excepted Holder enters into an Excepted Holder Agreement with the Corporation on terms satisfactory to the Board of Directors, and (iii) the Board of Directors otherwise decides that such action is in the best interest of the Corporation.
Section 9.12    Severability. If any provision of this Article IX or any application of any such provision is determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares of Excess Stock and to hold such shares of Excess Stock on behalf of the Corporation and the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
Section 9.13    Trust for Excess Stock. Upon any purported Transfer that results in Excess Stock pursuant to Section 9.3, such Excess Stock shall be deemed to have been transferred by operation of law to the Trustee of a trust (the “Trust”) for the exclusive benefit of one or more Charitable Beneficiaries. The Trustee shall be appointed by the Board of Directors, and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee. By written notice to the Trustee, the Board of Directors shall designate one or more non-profit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust representing the Excess Stock such that (a) the shares of Equity Stock, from which the shares of Excess Stock held in the Trust were so converted, would not violate the restrictions set forth in Section 9.2 in the hands of such Charitable Beneficiary and (b) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(a), 170(c)(2) and 501(c)(3) of the Code. The Trustee of the Trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the purported Transfer that results in Excess Stock pursuant to Section 9.3. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except as expressly provided for in this Article IX.
Section 9.14    Dividends on Excess Stock. Shares of Excess Stock will be entitled to dividends and distributions authorized and declared with respect to the class or series of Equity Stock from which the Excess Stock was converted and such dividends and distributions will be payable to the Trustee of the Trust in which such Excess Stock is held, for the benefit of the Charitable Beneficiary. Dividends and distributions will be authorized and declared with respect to each share of Excess Stock in an amount equal to the dividends and distributions authorized and declared on each share of stock of the class or series of Equity Stock from which the Excess Stock was converted. Any dividend or distribution paid to a Purported Record Transferee of Excess Stock prior to the Knowledge by the Board of Directors that Equity Stock has been transferred in violation of the provisions of these Articles of Incorporation shall be repaid by the Purported Record Transferee to the Trustee upon demand. The Corporation shall rescind any dividend or distribution authorized and declared but unpaid as void AB INITIO with respect to the Purported Record Transferee, and the Corporation shall pay such dividend or distribution when due to the Trustee of the trust for the benefit of the Charitable Beneficiary.
Section 9.15    Liquidation Distributions for Excess Stock. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Corporation, each holder of shares of Excess Stock shall be entitled to receive, in the case of Excess Stock converted from Preferred Stock, ratably with each other holder of Preferred Stock and Excess Stock converted from Preferred Stock and having the same rights to payment upon liquidation, dissolution or winding up as such Preferred Stock and, in the case of Excess Stock converted from Common Stock, ratably with each other holder of Common Stock and Excess Stock converted from Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of (i) Preferred Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Preferred Stock) and (ii) Common Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Common Stock).
Any liquidation distributions to be distributed with respect to Excess Stock shall be distributed in the same manner as proceeds from the sale of Excess Stock are distributed as set forth in Section 9.17.
Section 9.16    Voting Rights for Excess Stock. Any vote cast by a Purported Record Transferee of Excess Stock prior to the Knowledge by the Board of Directors that Equity Stock has been transferred in violation of the provisions of the Charter shall be void AB INITIO. While the Excess Stock is held in trust, the Purported Record Transferee will be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Equity Stock which have been converted into shares of Excess Stock for the benefit of the Charitable Beneficiary.
Section 9.17    Non-Transferability of Excess Stock. Excess Stock shall not be transferable. In its sole discretion, the Trustee of the Trust may transfer the interest in the Trust representing shares of Excess Stock to any Person if the shares of Excess Stock would not be Excess Stock in the hands of such Person. If such transfer is made, the interest of the Charitable Beneficiary in the Excess Stock shall terminate and the proceeds of the sale shall be payable by the Trustee to the Purported Record Transferee and to the Charitable Beneficiary as herein set forth. The Purported Record Transferee shall receive from the Trustee the lesser of (i) the price paid by the Purported Record Transferee for its shares of Equity Stock that were converted into Excess Stock or, if the Purported Record Transferee did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the Trustee from the sale or other disposition of the Excess Stock held in trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9.14. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid by the Trustee to the Charitable Beneficiary. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Common Stock and/or Preferred Stock, as applicable, and such shares of Common Stock and/or Preferred Stock, as applicable, shall be transferred of record to the transferee of the interest in the Trust if such shares of Common Stock and/or Preferred Stock, as applicable, would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Board of Directors must have waived in writing the Corporation’s purchase rights under Section 9.19.
Section 9.18    NYSE Transactions. Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The fact that the settlement of any transaction may occur shall not negate the effect of any other provision of this Article IX and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IX.
Section 9.19    Call By Corporation on Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share payable to the Purported Record Transferee equal to the lesser of (i) the price per share paid by the Purported Record Holder in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock from which such Excess Stock was converted on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9.14. The Corporation may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Corporation’s receipt of notice pursuant to Section 9.5 and (ii) if the Corporation does not receive a notice of such Transfer pursuant to Section 9.5, the date that the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 9.17

Section 9.20    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IX.
Section 9.21    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
3.    The second sentence in Article XII shall be deleted in its entirety and is hereby replaced with the following:
The persons referred to in clauses (1), (2), (3), and (4) of the preceding sentence who may be indemnified by the Corporation include persons performing functions of the type described in any of the said clauses for National Healthcorp L.P. (a Delaware limited partnership) to the extent that a claim is asserted against such a person on account of or arising out of such person’s actions or inactions prior to the pro rata distribution by National Healthcorp L.P. of the shares of Common Stock owned by it to its partners, with respect to any property, assets or business of National Healthcorp L.P. contributed by it to the Corporation.
4.    Article XIII shall be deleted in its entirety and is hereby replaced with the following new Article XIII:
THIRTEENTH. INTERESTED SHAREHOLDERS

Section 13.1    Neither any person who has been identified by the Board of Directors as a “Current Excepted Holder” nor any of such person’s affiliates shall be deemed to be an “Interested Stockholder” of this Corporation for purposes of Subtitle 6 of Title 3 of the Maryland General Corporation Law (“MGCL”).
Section 13.2    The voting rights of shares of the Corporation’s Stock held by a person identified by the Board of Directors as a “Current Excepted Holder” and their affiliates shall not be governed by Subtitle 7 of Title 3 of the MGCL.
Section 13.3    The inclusion of this Article in the Charter shall not be deemed to limit any further action under either Subtitles 6 or 7 of Title 3 of the MGCL that the Corporation may take either in its Charter, its Bylaws or by resolution of the Board of Directors, as may be permitted by the MGCL.
The foregoing amendment to the Articles of Incorporation of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

We, the undersigned President and Secretary, swear under penalties of perjury that the foregoing is a corporate act.

Executed on this 1st day of May, 2009.

NATIONAL HEALTH INVESTORS, INC.

By: /s/ W. Andrew Adams
W. Andrew Adams, President

Attest: /s/ Susan V. Sidwell Susan V. Sidwell, Secretary